Exhibit 10.3

CERTAIN INFORMATION IN THE SCHEDULE I ATTACHED TO THIS AGREEMENT HAS BEEN EXCLUDED FOM THE EXHIBIT AS SUCH INFORMATION IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED ([***]).

Agreement

This agreement (the “Agreement”) is entered on the 07th of August 2026 (the “Effective Date”) between Techlott Inc., a company incorporated under the laws of Nevada, registration number 03834R2025 of 447 Broadway 2nd FL, 10013 New York, United States (“Techlott”) and Sunlotto Limited, a company incorporated under the laws of Gambia, registration number 25002617 of Banjul, Gambia (“SL”)

INTRODUCTION

WHEREAS Techlott is the owner of the Platform;

WHEREAS SL holds the Regulatory License;

WHEREAS SL operates and manages the lottery and gaming operation in the Territory, under the Regulatory License;

WHEREAS SL wishes to that Techlott will provide SL with the Offering; and

WHEREAS Accordingly, SL and Techlott wish to enter into a contractual engagement according to which Techlott provides the Offering to SL under the Regulatory License in accordance with the terms and conditions of this Agreement.

THEREFORE, IT IS AGREED THAT:

1 DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and phrases shall (unless the context otherwise requires) have the meanings set out beside them:

“Affiliate” means any person Controlled by, or Controlling, or in common Control with any Party hereto, as the case may be.

“Applicable Legislation” means all applicable legislation, regulations and any and all directives, requirements and/or guidelines of applicable authorities.

“Techlott Marks” means Techlott’s trademarks and logos from time to time.

“Techlott Policies” means all internal policies, rules and procedures which Techlott may reasonably establish and/or modify from time to time, that have been notified in advance to SL (including any changes to such policies).

“Associated Person” means any employee, director, shareholder, agent, contractor, subcontractor, distributor, franchisee, corporation, partnership, joint venture, trust, unincorporated association or organisation, employed by, acting for or otherwise associated with or affiliated to a Party hereto, as the case may be.

“SL Brands” means the trademarks associated with SL brands and each of their various trading styles.

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“SL Materials” means SL’s facilities, equipment, databases, software, content, domain names, trademarks, trade names and service marks, and/or other information, documentation or resources of SL.

“Confidential Information” has the meaning attributed to it in Article 8.1.

“Consideration” has the meaning attributed to it in Article 4.1.

“Control” means possessing, directly or indirectly, the power to direct, or cause the direction of, the management and policies of another person, whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

“Damages” has the meaning attributed to it in Article 11.3.

“Domain Name” means the domain name(s) notified by SL to Techlott in writing from time to time which shall serve as the unique resource locators for the Website, as well as any other mobile access channels, subject to Techlott’s prior written approval.

“End User” means any end user customer of SL who completes the registration process enabling him to use the Platform via or through the Website.

“Intellectual Property Rights” means pending or granted patents, whether or not patentable, including without limitation, rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, Confidential Information, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, innovations, inventions, integrated circuits, know-how, logos, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing and any other intellectual property rights whatsoever irrespective of whether such intellectual property rights have been registered or not which may subsist in any part of the world.

“Launch Date” means the date in which the Platform is made available to SL.

“Offering” means the Platform and Services.

“Platform” means a modular based lottery platform built for operators to support a web-based lottery system capable of supporting feasible and contracted gaming options.

“Regulatory License” means an exclusive license to operate a lottery and gaming operation in the Territory.

“Services” means all content (excluding the Platform) and all services provided by Techlott as set forth in this Agreement; the services to be provided by Techlott, as agreed between the Parties of the Effective Date (and in accordance with the period during which they will be provided – prior to or after the Launch Date), are further detailed in Schedule 2.

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“Term” means the period set out in Article 2.2.

“Territory” means the Republic of Gambia.

“Website” means any website, mobile site and mobile application accessed by means of the Domain Names and which shall provide End Users with access to the Platform.

1.2	In this Agreement (except where the context otherwise requires):

(i)	words denoting the singular include the plural and vice versa;

(ii)	words denoting any gender include all other genders;

(iii)	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(iv)	any reference to a Party is to a party to this Agreement.

1.3	Any reference to applicable legislation, a statute, statutory provision or subordinate legislation shall be construed as referring to that applicable legislation, statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the Effective Date.

1.4	The Preamble and Schedules to this Agreement shall for all purposes form part of this Agreement.

1.5	If any provision in the Preamble, definition clause or Schedule is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the Preamble, definition clause or Schedule, effect shall be given to it as if it were a substantive provision in the body of this Agreement.

1.6	Any reference to an Article, sub-Article, paragraph or Schedule is to the relevant Article, sub-Article, paragraph or Schedule of this Agreement unless stated otherwise.

1.7	Article headings are for convenience only and shall not affect the interpretation of this Agreement.

2 SCOPE AND TERM

2.1	Techlott hereby grants to SL a limited, revocable, non-transferable, non-assignable, non-exclusive, non-licensable, non-sub-licensable license to the Platform and provide the Services. SL shall have no right to provide any right and/or permission to any third party in and/or to the Offering (in whole or in part).

2.2	This Agreement shall commence on the Effective Date and shall continue until the end of 5 (five) years from the Launch Date, unless terminated earlier in accordance with the provisions of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term (unless terminated earlier), the term of this Agreement shall automatically renew for successive periods of 24 (twenty-four) months each, unless and until either Party delivers written notice of non-renewal to the other Party during the period commencing 90 (ninety) days prior to the expiration of the Initial Term or any renewal term and ending 30 (thirty) days prior to the expiration of the Initial Term or any renewal term. The Initial Term together with all renewal terms will be defined as the “Term”. In addition, each Party may terminate this Agreement for convenience and without the need to show cause, by providing the other Party a 90 (ninety) days advance written notice.

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3 OFFERING

3.1	The Offering shall be provided by Techlott subject to Applicable Legislation and Techlott Policies. The Parties acknowledge that the scope and level of the Offering may be reduced and/or adjusted by Techlott if and to the extent necessary to make such Offering compliant with, and viable under, any Applicable Legislation, and subject to an advance notification provided to SL; any such reduction and/or adjustment shall not be considered as a breach of this Agreement and SL shall not have any claim whatsoever against Techlott on account of such reduction and/or adjustment.

3.2	Techlott retains sole and absolute discretion to modify, update and/or upgrade the Offering, subject to an advance notification to SL. In addition, Techlott may take down the Offering (i) under urgent circumstances, such as compliance issue or fault, or (ii) where the access and use of the Offering may cause damage to Techlott, SL and/or any third party. Nothing in this Agreement or otherwise will be interpreted as placing any liability on Techlott in connection with such take down, modification, update and/or upgrade. Without derogating from the above, any downtime or suspension shall be notified in advance to SL, and Techlott shall use commercially reasonable efforts to minimize the impact of such downtime or suspension.

3.3	SL undertakes that the brands used by SL in connection with the Offering shall be materially different from the brands of Techlott and/or its business partners, and/or its Affiliates and/or of its Affiliates’ business partners.

3.4	Techlott shall use commercially reasonable efforts to have the Offering operate without major errors. However, Techlott does not warrant that the Offering will be free from error or that access to the Offering will be uninterrupted throughout the Term. Techlott does not warrant that the Offering will meet any special requirements of condition, quality, performance, merchantability or fitness for any purpose of SL, or that the Offering will generate particular revenues or profits for SL.

3.5	The Offering will be provided remotely; any request for in person presence of employees and/or service providers of Techlott is subject to the consent of Techlott.

3.6	Techlott shall not be required to obtain any certifications, clearances and/or consents in connection with the provision of the Offering, and these (together with any costs involved) shall be the sole liability and responsibility of SL.

3.7	SL shall provide Techlott, at SL’s cost, the localization of the Platform for the Territory. All localization and translation must be approved by Techlott in writing in advance prior to the making the Platform, available in the Territory. SL will be solely liable, at its cost, to perform the integration of the Platform.

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4 CONSIDERATION

4.1	SL shall pay Techlott the consideration as calculated according to Schedule 1 (the “Consideration”). Without derogating from the liability of SL to pay the Consideration to Techlott, Techlott shall be entitled to deduct any sums due to it from any payment due from Techlott to SL according to this Agreement.

4.2	In the event that SL requests any products, services or deliverables in addition to those considered herein, SL shall be obligated to pay for such products, services or deliverables in such amounts as shall be as agreed between the Parties. In addition, SL will reimburse Techlott for all out of pocket expenses, including without limitation, travel and other incidental outlays, which are incurred in the provision of the Offering. Any payment under this Article 4.2, as well as any other payment due to Techlott according to this Agreement, shall be considered as part of the Consideration for the purposes of this Agreement.

4.3	Without derogating from the provisions of Article 10 of this Agreement, any failure to make any payment due to Techlott in accordance with this Agreement on the date due for such payment shall entitle Techlott to immediately suspend the provision of the Offering to SL and/or the End Users in 21 (twenty one) days from the due date of payment. In addition, any delay in payment shall incur interest in the rate of 0.5% (half a percent) per month from the date in which such payment is due and until the payment is made to Techlott.

4.4	Under no circumstances is SL authorized to set off any sum or amount from any payment due to Techlott in accordance with this Agreement.

4.5	Any and all payments due to Techlott (including, but not limited to, the Consideration) shall be made free of any tax, charge or levy (including, but not limited to, VAT and/or GST) imposed on or deducted from such payment, including by way of withholding. If any tax, charge or levy (including, but not limited to, VAT and/or GST) is imposed or withheld on, or deducted from, any payment due to Techlott (including, but not limited to, the Consideration), then SL will pay to Techlott such additional funds so as to provide it with the payments due to it as if no such tax, charge or levy (including, but not limited to, VAT and/or GST) was imposed or withheld on, or deducted from, any payment due to Techlott; such additional payment will be made on the same day in which the initial payment is due. SL shall be solely liable for any tax (including, but not limited to, VAT and/or GST), charge or levy imposed in respect of the receipt of any sum due and payable under this Agreement.

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5 OBLIGATIONS OF SL

5.1	SL undertakes (i) to be solely responsible for marketing the Website and Platform to potential End Users, with the objective of maximizing the traffic of End Users in the Website and the Revenue generated thereby; (ii) to harness and utilize for such purpose all of its assets, resources and employees, and those of its Affiliates (including, but not limited to, promotion of the Website and Platform in special sections on its Affiliates’ and partners’ stores or websites, microblog marketing, and cross promotion, as well as promote the Website and Platform with platform, channel, phone carriers and/or operators, web stores, web portals, and game shows); (iii) to be solely responsible for all means and methods employed in such marketing and promotional activities as well as in the operation of the Domain Names and the Websites, and shall indemnify and hold harmless (both during the Term and thereafter) Techlott and any of its Affiliates and/or Associated Persons in relation to any claims made against Techlott and/or any of its Affiliates and/or Associated Persons in relation to these activities; (iv) to bear all costs and expenses in connection with all marketing and promotional activities and the operation of the Domain Names and Websites; (v) to ensure that all of its marketing and promotional materials are truthful and not misleading; (vi) to obtain the prior written consent of Techlott for any marketing material used in the promotion of the Website and/or Platform; (vii) to comply with both Applicable Legislation and Techlott Policies, (viii) to do so using SL Brands, which shall be reasonably different from Techlott’s Marks’ look & feel, (ix) to inform Techlott of any instance in which it knows or suspects to be an offence in connection with this Agreement under Applicable Legislation, immediately after becoming aware or suspecting such instance, (x) not to do anything which might reduce, diminish an/or tarnish the good name and reputation of Techlott and/or the Platform, (xi) subject to and in accordance with the instructions of Techlott, to prominently list the name of Techlott on the Website, and (xii) to pay Techlott all sums due to Techlott according to this Agreement.

5.2	SL shall immediately notify Techlott of any legal action which could have a material adverse effect on the Offering.

5.3	SL shall be solely responsible for any claims made by any End User. It is the sole responsibility of SL to make any payments to End Users, including, but not limited to, any winnings, and Techlott will not be under any liability to make any payments to any End Users. Without derogating from the provisions of Article 11 of this Agreement, SL will indemnify and hold Techlott harmless, during the Term and thereafter, against all Damages which it may suffer or incur as a result of any claim, proceedings, judgment and/or order made and/or issued against Techlott in connection with anything related to any End User.

5.4	SL, at its sole cost, shall provide Techlott with on-going guidance, advice, and consultation regarding best practices in connection with maximizing revenue from the Platform and Website, as well as in respect of opportunities to exploit the Platform in the Territory.

6 COMPLIANCE

6.1	SL shall provide a copy of the Regulatory License to Techlott on the Effective Date, and shall maintain the Regulatory License throughout the Term.

6.2	If the Regulatory License is suspended or terminated for any reason whatsoever and/or SL ceases to operate and/or manage the lottery and gaming operation in the Territory under the Regulatory License, then SL shall immediately notify Techlott of such occurrence and Techlott shall be entitled to terminate or suspend this Agreement or any part thereof with immediate effect.

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6.3	Techlott may restrict the availability of the Offering (or any part thereof) to potential and/or existing End Users the Territory if Techlott believes that any legal or regulatory environment (and/or any actual or proposed changes thereto) in the Territory will expose Techlott or any Affiliate or Associated Person of Techlott to the risk of legal, regulatory or economic sanctions should the Offering (or any part thereof) be offered or continue to be offered to potential and/or existing End Users in the Territory. Techlott may further restrict the availability of the Offering (or any part thereof) to potential and/or existing End Users in any territory in which Techlott detects high fraudulent activity or for any other reason.

6.4	Notwithstanding the above, it is hereby clarified that it is the sole responsibility of SL to ensure that the offering of gambling and/or the Offering in the Territory and/or to any person, is legal under all Applicable Legislation, and Techlott is under no obligation to confirm this; SL acknowledges this and confirms that it is solely responsible to ensure compliance under Applicable Legislation.

6.5	SL will, upon Techlott’s request, make such reasonable changes to the Website, to ensure compliance with Applicable Legislation. Notwithstanding the foregoing, SL shall be solely responsible for ensuring that the Website is compliant with all Applicable Legislation.

6.6	No officer, director, employee, consultant or agent of SL or any entity existing within the same group of companies in which SL exist, and no Associated Person of SL, is permitted to register as an End User, without the prior written consent of Techlott; such consent will be granted by Techlott if such registration is required for the purposes of performing tests on behalf of SL, provided that any activity in such account will not be taken into account when calculating the Revenue.

7 OWNERSHIP AND INTELLECTUAL PROPERTY

7.1	The Parties acknowledge that Techlott, its Affiliates and/or its licensors shall at all times remain the sole owner(s) of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Offering and any and all deliverables delivered pursuant to this Agreement, including (without limitation) such part of the content on the Website which is provided by Techlott, and the design, technology, and source code to such extent contained in such content. Notwithstanding the foregoing, the Parties acknowledge that SL and/or its Affiliates and/or licensors shall at all times remain the sole owner(s) of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to SL Materials, SL Brands, Domain Names, and the Website except for content provided by Techlott.

7.2	SL hereby grant to Techlott a non-exclusive, royalty-free, world-wide, non-transferable, non-assignable, revocable license during the Term to use SL Materials to such extent and solely for the purpose of Techlott performing its obligations under this Agreement and as otherwise set out herein.

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7.3	Without prejudice to the generality of Article 7.2, SL hereby grant to Techlott a non-exclusive, royalty-free, worldwide, non-transferable, non-assignable, revocable license during the Term to use and reproduce SL Brands in connection with the Website and the Offering, as well as in connection with the Techlott’s marketing efforts.

7.4	Techlott hereby grants to SL a revocable, non-exclusive, non-transferable, non-transferable, non-assignable, non-licensable, non-sub-licensable license during the Term to (a) market the Offering via the Website, subject to the marketing restrictions contained herein, and (b) use the Techlott Marks solely for the purposes of marketing and promoting the Website and/or for fulfilling SL’s obligations under this Agreement, and at all times in accordance with any and all Applicable Legislation and Techlott Policies.

7.5	SL shall not modify, decompile, reverse engineer, disassemble, reduce to human readable format or alter the Offering, or any component thereof, or change its characteristics in any manner, or attempt, or allow or enable another, to perform any of these actions in any way or manner (the “Prohibited Activities”). Any attempt to perform any of the Prohibited Activities shall entitle Techlott to terminate this Agreement with immediate effect.

7.6	SL shall not use any Intellectual Property Rights of Techlott and/or its Affiliates and/or its licensors not in accordance with the provisions of this Agreement; without derogating from the above, SL will not use any Intellectual Property Rights of Techlott and/or its Affiliates and/or its licensors in a manner which may have an adverse effect on the value or goodwill of the Intellectual Property Rights of Techlott and/or its Affiliates and/or its licensors.

7.7	Throughout the Term and thereafter, SL shall be the sole owner of all customer data relating to the End Users (including, but not limited to, End User database and End User transactional data), and Techlott may use such information solely for the purpose of fulfilling its obligations under this Agreement. For the avoidance of doubt, upon termination of this Agreement SL shall have continued access to such data and any reports relating to such data.

8 CONFIDENTIAL INFORMATION

8.1	Each Party shall keep confidential and shall not disclose to any third party, other than to its agents and representatives (provided that they are bound by a confidentiality undertaking which is not less restrictive than the provisions of this Agreement), any and all proprietary information or confidential information disclosed to it by another Party prior to, on, or after the Effective Date, and/or relating to the business, processes, practices, products, End Users, accounts, finance or contractual arrangements or trade secrets of another Party and any information concerning the Offering or the substance of any report, recommendations, advice, test disclosed in relation to the Offering, as well as the terms of this Agreement (“Confidential Information”), and shall use such Confidential Information solely for the performance of its obligations under this Agreement; provided, however, that Techlott may disclose Confidential Information to a third party required for the provision of the Offering in accordance with this Agreement. For the avoidance of doubt, proprietary information or confidential information concerning the Offering or the substance of any report, recommendations, advice, test disclosed in relation to the Offering, is Confidential Information of Techlott and/or its licensors, and Techlott and/or its licensors are under no obligation of confidentiality in respect of such information.

8.2	Each Party shall use the Confidential Information of another Party solely for the purpose of this Agreement and shall not use such Confidential Information in a manner which is detrimental to another Party.

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8.3	If any Party becomes aware of any breach of confidence in relation to any Confidential Information by any of its employees, agents, or sub-contractors it shall promptly notify the Party which owns such Confidential Information and give that Party all reasonable assistance in connection with any proceedings, which the other may initiate against any such persons.

8.4	The obligations in this Article 8 shall not apply to information that is in the public domain or which becomes part of the public domain through no fault of the receiving Party, to information already known to the receiving Party prior to disclosure of Confidential Information to it, and to any information that is required to be disclosed by law (solely in connection with such disclosure). Either Party may disclose Confidential Information that has been approved in advance in writing by the applicable Party for disclosure.

8.5	No press release in respect of the execution of this Agreement or any matters arising therefrom may be released by either Party in respect of this Agreement without the express written approval of the other Parties, save that each shall be entitled to make reasonable references to the other Parties and to the provision of the Offering in its own corporate and marketing literature in connection with the promotion of that Party’s business. Notwithstanding the foregoing, nothing in this Article 8.5 shall prohibit Techlott or any Affiliate of Techlott from making any disclosure as required by Applicable Legislation.

9 REPRESENTATIONS AND WARRANTIES

9.1	Each of Techlott and SL represents, warrants and undertakes that:

(a)	it has the full right, power, legal capacity and authority to perform its obligations under this Agreement;

(b)	the entering by it into this Agreement and the performance thereof, will not conflict with, or breach the terms, conditions or provisions of, or default under any other agreement to which it is a party;

(c)	there is no action, suit or proceeding at law or in equity now pending or, to its knowledge, threatened by or against or affecting it which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement, or which adversely affect its financial condition or operations; and

(d)	it shall comply with all Applicable Legislation.

9.2	Techlott undertakes, represents and warrants that it will provide the Offering with reasonable skill, care and diligence and in accordance with the provisions of this Agreement.

9.3	SL undertakes, represents and warrants that:

(a)	it will undertake its obligations pursuant to this Agreement with all reasonable skill, care and diligence, at all times remaining subject to the policies of practice set out by Techlott;

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(b)	it shall obtain and maintain all regulatory approvals, licences, permits and consents as SL is required for the purposes of this Agreement (including, but not limited to, the Regulatory License) under all Applicable Legislation;

(c)	it shall maintain the registrations of the Domain Name throughout the Term;

(d)	it will not amend or add to (or remove) the Domain Name without Techlott’s prior written approval; and

(e)	it is the holder of the relevant Intellectual Property Rights in SL Brands and that Techlott’s use of SL Brands shall not breach any third party’s Intellectual Property Rights. In relation to the foregoing, and without derogating from the provisions of Articles 7 and 11, SL hereby agrees to indemnify and hold harmless Techlott both during the Term and thereafter in relation to any claims, losses or damages made or raised against Techlott in relation to the use of SL Brands by Techlott.

10 TERMINATION & SUSPENSION

10.1	In addition to any other right of termination according to this Agreement, either Party shall be entitled to terminate this Agreement with immediate effect, by written notice to the other Party, respectively, in the event that the other Party:

(a)	is in breach of any of its obligations under this Agreement which either cannot be remedied or, if capable of remedy, has not been remedied within 21 (twenty-one) days of written notice from the non-breaching Party informing the breaching Party of such breach and of its intention to terminate the Agreement in case such breach is not remedied;

(b)	passes a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction) or a court makes an order to that effect or becomes or is declared insolvent or convenes a meeting of or makes or proposes to make any arrangement or composition with its creditors or has a liquidator, receiver, administrator, administrative receiver, manager, trustee or similar officer appointed over any of its assets or ceases, or threatens to cease, to carry on business or suffers an analogous event anywhere in the world; or

(c)	becomes the subject of a third-party litigation or enforcement proceeding, or is otherwise threatened by such litigation or proceeding, which is likely to have a material adverse effect on its ability to perform its obligations hereunder.

10.2	In addition to any other right of termination according to this Agreement, Techlott shall be entitled to terminate this Agreement with immediate effect, by written notice to SL, in the event that:

(a)	Techlott, any of its Affiliates, Associated Persons and/or licensors, is being ordered or required by any authority to terminate its relationship with SL;

(b)	SL is carrying out any activity which Techlott believes puts it, any of its Affiliates, Associated Persons and/or licensors at risk in respect of its relationship with any authority; including, but not limited to, where the Regulatory License is suspended, revoked, terminated and/or suffers a similar outcome;

(c)	in Techlott’s opinion, SL acted in a manner which is inconsistent with Applicable Legislation.

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10.3	Upon notice of termination of this Agreement or expiration of the Term:

(a)	Techlott shall immediately cease to provide the Offering to SL, and any license and/or right granted to SL in accordance with this Agreement shall immediately terminate;

(b)	each Party shall immediately cease using any Confidential Information of the other Parties and shall return to the other Parties all such Confidential Information and all copies thereof belonging to or disclosed to it by the other Parties or, upon the other Party’s written request, destroy such Confidential Information and provide the other Party with a written confirmation of such destruction;

(c)	each Party shall immediately cease using the Intellectual Property Rights and other material provided by the other Parties;

(d)	each Party shall return to the other Parties any and all of such other Parties’ materials to which such other Party has a proprietary right and that are in its possession and/or in the possession of its Affiliates and/or Associated Persons;

(e)	SL shall promptly pay Techlott any sum due to Techlott according to this Agreement; and

(f)	subject to the payment of all Consideration due to Techlott under this Agreement, Techlott shall support a transition period of up to 90 (ninety) days.

10.4	Without derogating from any other right of Techlott, immediately upon any breach of this Agreement by SL, and/or upon the occurrence of any other event which authorizes Techlott to terminate this Agreement, Techlott may suspend this Agreement or any part thereof with immediate effect. Nothing in the suspension of this Agreement shall relieve SL from the obligation to pay any sum due to Techlott in accordance with this Agreement.

10.5	Any Article which by the nature of its language is intended to survive the termination or expiration of this Agreement, including, but not limited to, Articles 2.1, 4, 5.1, 5.3, 7, 8, 9.3(e), 10.3, 10.5, 10.6, 11, and 13, shall accordingly survive such termination. Expiry or termination of this Agreement shall not affect or prejudice the accrued rights of the Parties as of the expiry or termination of this Agreement.

11 LIMITATION OF LIABILITY; INDEMNIFICATION

11.1	Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Article 11.2, each Party’s total and aggregate liability toward the other Parties, whether in an action based on contract, tort, warranty or any other legal theory, shall not exceed USD 40,000 (forty thousand US Dollars), except for any sum due to Techlott in accordance with this Agreement and except any breach by SL of Applicable Legislation and/or of Articles 7 or 8. In no event will either Party be liable toward the other Parties for any special, indirect, incidental, punitive or consequential damages, including damages for loss of profits, business, revenue, economic advantage, data, equipment or network downtime.

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11.2	THE OFFERING IS PROVIDED AND LICENSED “AS IS” WITHOUT WARRANTIES OR REPRESENTATIONS OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, NON-INFRINGEMENT AND/OR SUITABILITY. WITHOUT LIMITING THE FOREGOING, TECHLOTT DOES NOT WARRANT THAT THE OFFERING WILL MEET SL’S REQUIREMENTS OR THAT THE OFFERING WILL BE FREE FROM DEFECTS, ERRORS OR BUGS, OR THAT THE OFFERING WILL FUNCTION WITHOUT INTERRUPTION. FURTHERMORE, TECHLOTT SHALL NOT BE LIABLE FOR ANY DAMAGES CAUSED AS A RESULT OF ANY ERROR, BUG, MISTAKE, MALFUNCTION, DEFECT OR OTHERWISE IN CONNECTION WITH THE OFFERING. IN PARTICULAR, NO WARRANTY IS GIVEN AND NO LIABILITY SHALL BE ACCEPTED BY TECHLOTT FOR ANY DOWNTIME OR FOR ANY LOSS OR NON-AVAILABILITY OF DATA.

11.3	Subject to the limitation of liability set forth in Articles 11.1 and 11.2, each Party will compensate, indemnify and hold the other Parties harmless against all liabilities, obligations, losses, damages, injuries, penalties, claims, suits, costs, actions, expenses and disbursements (actual or contingent) (“Damages”) which it may suffer or incur as a result of any breach, act or omission by the first Party (directly and/or by any of its Affiliates or Associated Persons) of its obligations and/or warranties under this Agreement.

11.4	Whenever a Party (“Indemnifying Party”) has an obligation to indemnify another Party (“Indemnified Party”) under this Agreement, that obligation is limited to the extent that the Indemnified Party complies with the following obligations:

(a)	promptly notifies the Indemnifying Party of any claim or allegation that could give rise to the indemnity;

(b)	makes no admissions in relation to such claim or allegation without the Indemnifying Party’s consent;

(c)	takes reasonable action (including assisting the Indemnifying Party) at the cost of the Indemnifying Party to mitigate the effect or quantum of such claim or allegation; and

(d)	permits the Indemnifying Party, at its sole discretion, to handle such claim or allegation and make all decisions in any subsequent proceedings and conduct negotiations for agreement or settlement, provided however that the Indemnifying Party does not do or say anything that may prejudice or harm the Indemnified Party in any way.

11.5	Nothing in this Agreement shall be construed in any way as reducing or affecting a Party’s general duty to reasonably mitigate its damages or losses.

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12 FORCE MAJEURE

12.1	If a Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall:

(a)	promptly serve notice in writing on the other Parties specifying the nature and extent of the circumstances giving rise to Force Majeure and the measures it is taking to remedy and/or mitigate the effects;

(b)	use all reasonable endeavours without being obligated to incur any expenditure to mitigate the effects of Force Majeure and/or bring the Force Majeure event to a close, or to find a solution by which the Agreement may be performed despite the continuation of the Force Majeure event;

(c)	have no liability (save for the service of notice pursuant to the provisions of this Article 12.1) in respect of the performance of such of its obligations as are prevented by the Force Majeure events during the continuation of such events; and

(d)	upon cessation of the Force Majeure event, use its reasonable endeavours to recommence its affected operations in order for it to perform its obligations.

12.2	For the purposes of this Agreement “Force Majeure” means any cause beyond the reasonable control of the applicable Party including, without limitation, any of the following:

(a)	act of God;

(b)	war, insurrection, riot, civil disturbance, acts or attempted acts of terrorism;

(c)	fire, explosion, flood, storm, pandemic;

(d)	theft or malicious damage;

(e)	strike, lock-out, or other industrial dispute (whether involving the workforce of the Party so prevented or any other party), third party injunction;

(f)	national defence requirements, acts or regulations of national or local governments (including, without limitation, legislation or other regulation restricting, preventing or otherwise prohibiting the provision or availability of internet-based gaming);

(g)	public power shortages, malfunctions or failures in public telecommunication or IT services, or breakdown of other public infrastructures; or

(h)	inability to obtain essential power, raw materials, labour, malfunction of machinery or apparatus.

12.3	If the Force Majeure continues for 30 (thirty) days, the Party not affected by the Force Majure may terminate this Agreement with immediate effect.

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13 GENERAL

13.1	Each Party shall not be entitled to assign this Agreement and/or any rights, duties and obligations according to this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. For the purpose of this Article 13.1, any change of Control shall be considered an assignment of this Agreement. Failure of a Party to obtain the other Party’s consent in accordance with the provisions of this Article 13.1, will entitle the other Party to terminate this Agreement with immediate effect.

13.2	This Agreement is the complete and entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements or understanding between the Parties and each Party acknowledges that it has not relied upon any representation from the other Parties which is not contained in this Agreement in entering into this Agreement.

13.3	No modification or waiver of this Agreement shall bind a Party unless it is in writing and is signed and accepted by an authorised representative of each Party.

13.4	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable the other provisions of this Agreement and the remainder of the provision in question shall remain in full force and effect, and the Parties shall replace such illegal or unenforceable provision with a provision which is legal and enforceable and which will reflect to the greatest extent possible the intention of the Parties hereunder.

13.5	The failure of any Party at any time in enforcing any right or remedy under this Agreement shall not be construed as a waiver of any future or other exercise of such right or remedy.

13.6	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by email or sent by recorded delivery to the other Party at the address noted in the preamble to this Agreement, to the below email address or such other address as notified to the other Party in accordance with this Article 13.6. Any notice or other documents shall be deemed to have been received by the addressee 7 (seven) days following the date of dispatch if the notice or other document is sent by registered post, or in the following day after the day in which the notice is received by personal delivery or sent via email.

Techlott:

SL: hossain@sunulotto.com

13.7	This Agreement is not intended by the Parties to create rights or benefits in favour of any person or entity not party to this Agreement or make any rights or benefits enforceable by, or on behalf of such parties, unless explicitly stated otherwise in this Agreement. All laws providing to the contrary in any country are hereby excluded to the extent permitted.

13.8	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

13.9	This Agreement shall be subject to the laws of Cyprus (without giving effect to its conflict of laws’ rules and provisions), and to the jurisdiction of the courts of Cyprus which jurisdiction shall be exclusive other than in respect of the enforcement of a decision, order and/or judgment issued by such courts, in which case their authority shall be non-exclusive.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

TECHLOTT INC.

By:	/s/ Yakir Abadi
Name:	Yakir Abadi
Title:	CEO

SUNLOTTO LIMITED

By:	/s/ Hussain Nasher
Name:	Hussain Nasher
Title:	CEO

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SCHEDULE 1 – CONSIDERATION & TERMS OF PAYMENT

1. Definitions

For the purposes of this Agreement:

“Revenue” means the total amount of bets and purchases made by End Users using the Platform during the Term, including – but not limited to – with virtual money, bonuses, gifts and/or any other promotions; regardless of whether such sums were actually received by SL.

All taxes imposed on revenue, turnover, Revenue or any other sum generated from the Offering are the sole liability of SL.

2. Consideration

Techlott shall be entitled to the following as Consideration:

Monthly Revenue (USD)	Techlott revenue share (in respect of that Revenue bracket)
0 – 1,000,000	[***]
1,000,001 – 3,000,000	[***]
3,000,001 – 6,000,000	[***]
6,000,001-	[***]

Provided, however, that SL shall be entitled to deduct from the monthly Revenue, in each of the ten months from the sixth month from the Launch Date, a sum of USD [***].

Commencing on August 15 2026, the minimum payment according to this Section 2 shall be USD [***] per month.

3. Invoicing & Payment Terms

3.1.	Within 10 (ten) days from the end of each calendar month, SL shall provide to Techlott a report detailing the Revenue in that month, as well as the Consideration due to Techlott for that month, and their manner of calculation (the “Report”).

3.2.	Techlott shall review the Report and, subject to any reservations it has in respect of the Report, it shall issue an invoice to SL, and SL shall settle it within 7 (seven) days. All payments shall be made in US Dollars.

3.3.	Techlott may dispute the Report (prior to or after the issuing of an invoice applicable to that Report), in which case the Parties shall attempt to settle such dispute. For the avoidance of doubt, any dispute in respect of an invoice shall not entitle SL to withhold, set-off and/or make partial payment in respect of any sum due under the invoice.

3.4.	Techlott will have the right to gain access to SL’s place of business to inspect and audit SL’s records relating to this Agreement, to make and take out copies of such records and audit such records. Techlott will be allowed to use this right during the Term and in the 2 (two) years thereafter. If the abovementioned audit reveals underpayment of 5% (five percent) or more of Consideration to Techlott, then the costs of the audit will be paid by SL (otherwise the costs of the audit will be paid by Techlott). Any underpayment discovered will be paid to Techlott within 10 (ten) days after such discovery.

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SCHEDULE 2 – SERVICES

The Services include the following services:

Prior to Launch Date

(i)	Implementation of the system in compliance with Applicable Legislation in the Territory

(ii)	Customization of the Offering;

(iii)	Installing information security protocols;

(iv)	Acceptance testing;

(v)	Utilization payment;

(vi)	Staff training and on line support;

(vii)	Commission management protocols that can identify commissions and payments to third parties.

Commencing on Launch Date

(viii)	Hosting of the Platform infrastructure

(ix)	DevOps services, including server management, backups, and general security maintenance

(x)	Bug fixing and issue resolution related to the existing system functionality

(xi)	Periodic system updates and maintenance releases

(xii)	Minor adjustments or configuration changes to the system

(xiii)	General system monitoring and performance checks

(xiv)	Technical support during business hours, subject to availability

(xv)	Code-level support related to the existing application codebase

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